Exhibit 10.68
CONFIDENTIAL-SPECIAL HANDLING
February 21, 2006
Mr. Brian McFadden
6 Magnolia St.
Baie D’Urfe, PQ
H9X 3P4
Dear Brian:
This letter (“Agreement”) records the arrangements between you and Nortel Networks Limited concerning the cessation of your employment. The Agreement shall bind and inure to the benefit of each party and their respective heirs, successors and assigns.
1.	As used in this Agreement, the term “Corporation” shall mean Nortel Networks Corporation, its subsidiaries and affiliates, their successors and assigns, and all of their past and present officers, directors, employees and agents (in their individual and representative capacities), in every case, individually and collectively.

2.	Effective as of the close of business on December 23, 2005, your active employment relationship with the Corporation ceased. All previous external responsibilities which you had were or will be assumed by a person designated by the Corporation, including any participation in industry or other associations representing the Corporation. You ceased to act as an officer and/or director of the Corporation and any of the Corporation’s subsidiaries and affiliates on December 23, 2005, and the Corporation has taken steps to remove you from all such positions.

3.	You understand and agree that if you have the designation of either “Reporting” or “Non-Reporting” Insider pursuant to Corporate Policy 320.28 of Nortel Networks Corporation (and under applicable Canadian/US securities legislation for Reporting Insiders), you ceased to have this designation effective 12:01 a.m. on December 24, 2005. Notwithstanding the fact that you no longer have this designation, if you are in possession of material non-public information relating to Nortel Networks, you are prohibited from trading in Nortel Networks securities (or informing another person of the material non-public information) in accordance with applicable laws. If you are a
William J. Donovan
Senior-Vice President
Human Resources
Nortel
8200 Dixie Road Suite 100 Brampton ON Canada L6T 5P6 T 905.863.1100 F 905.863.8412 E billdono@nortel.com

Mr. Brian McFadden February 21, 2006 Page 2
“Reporting” Insider, you understand that you were required to amend your insider profile within 10 days of December 23, 2005 on the Canadian System for Electronic Disclosure by Insiders (SEDI) to indicate that you were no longer a “Reporting” Insider of Nortel Networks. You should contact the Insider Reporting Department at (905) 863-1220 and fax (905) 863-8524 for assistance in amending the SEDI profile.
4.	Conditional upon your compliance with all terms and conditions of this Agreement, the Corporation shall:
(a)	pay you the sum of US$20,314.92 bi-weekly, converted to Canadian currency in the same manner as you were paid immediately prior to the termination of your active employment, less applicable deductions, commencing on December 24, 2005 and terminating December 28, 2007 (“Salary Continuation Period”). The first such payment shall be made on the Corporation’s next regular payroll date following your execution of this Agreement and shall include all bi-weekly payments accrued to that date;

(b)	pay you, on or before the next regular payroll date following your execution of this Agreement, a lump sum amount equivalent to ten (10) weeks of base salary representing all of your current accrued but unused vacation benefit, with no further vacation accrual subsequent to December 23, 2005;

(c)	continue your participation during the Salary Continuation Period, subject to the provisions of the applicable plans, in group medical, life insurance and dental insurance, for you and any of the dependents currently covered; you shall continue to make any required contributions for such benefits at the rates applicable for senior executive employees occupying positions similar to that you occupied in your most senior position with the Corporation through the deductions authorized in paragraph 4(a);

(d)	continue your accrual of pensionable service during the Salary Continuation Period, pursuant to the terms of the Nortel Networks Managerial and Non-Negotiated Pension Plan (the “pension plan”); your final pension or retirement benefits will be calculated based on pensionable service you have accrued to the conclusion of the Salary Continuation Period;

(e)	consider you ineligible for consideration for any future grant(s) of stock options or Restricted Stock Units (RSUs). Stock options and RSUs previously granted to you will continue to vest during the Salary Continuation Period in

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accordance with the provisions of the plan under which the stock options or RSUs were granted and the instrument of grant evidencing the grant. Your right, if any, to exercise any vested Nortel Networks stock options or RSUs after your active employment relationship with the Corporation ceased (including during the Salary Continuation Period) will be determined in accordance with the provisions of the stock option or RSU plan under which the stock options or RSUs were granted and the instrument of grant evidencing the options or RSUs;

(f)	following your completion of the necessary documentation, distribute your account balance in accordance with the provisions of the Nortel Networks Investment Plan. Your right to contribute to and participate in the Investment Plan will cease at the end of the Salary Continuation Period;

(g)	make available to you, should you elect, executive outplacement services to assist you in securing new employment and pay the professional fees for such services as are reasonably incurred;

(h)	with respect to any monies or monetary equivalents to be paid hereunder, in its reasonable discretion withhold appropriate amounts concerning any and all applicable federal and provincial taxes; and

(i)	pay the cost of personal income tax preparation by a service provider selected by the Corporation for tax year 2005.
5.	All Corporation compensation, benefits and perquisites not expressly extended to or preserved for you pursuant to this Agreement shall be terminated effective 12:01 am., December 24, 2005.

6.	Regardless of whether you comply with this Agreement:
(a)	The Corporation shall indemnify you, and advance any reasonable legal fees and expenses, to the extent permitted by, and in accordance with, section 124 of the Canada Business Corporations Act (the “CBCA”) and the Corporation’s By-Laws (the “By-Laws”). You shall repay such fees and expenses if and to the extent it is determined that you do not fulfill the conditions set forth in subsection 124(3) of the CBCA or the By-Laws.

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(b)	Subject to and without limiting the foregoing, it is anticipated that the Corporation’s legal counsel will represent you in respect of any civil, criminal, administrative, investigative (including any internal investigation or independent review being conducted by the Corporation’s Board of Directors or a Committee thereof) or other proceeding in Canada, the United States or other applicable jurisdiction in which you are involved (including as a witness) because of your association with the Corporation (hereafter, a “Matter”). However, in the event that the Corporation’s counsel cannot represent you in a Matter because of a conflict, the Corporation agrees to advance monies to pay your reasonable and actual legal expenses in that Matter provided you agree that you will not settle the Matter, retain defense counsel or expert witnesses or consultants, or incur any non-normal course defense costs without obtaining the Corporation’s prior consent, which consent will not be unreasonably withheld.

(c)	With respect to the subject matter of (1) the investigation being conducted by the United States Securities and Exchange Commission (“SEC”) pursuant to formal order of private investigation in In the Matter of Nortel Networks Corporation (SEC File No. H-9799); (2) the related investigation being conducted by the Ontario Securities Commission; and (3) any other investigation by any law enforcement authority, governmental body or self-regulatory organization in connection with any fact, circumstance, situation, transaction, event or other source of liability related to the subject matter referenced in the immediately foregoing items (1) and (2) or referenced in the Corporation’s October 23, 2003 8K filing with the SEC (all of the foregoing, collectively, the “Investigation”), you have retained separate counsel independent of any duty to the Corporation (Latham & Watkins LLP and Fasken Martineau DuMoulin LLP) and the Corporation will continue to advance monies to pay your reasonable legal fees and expenses associated with the Investigation and all proceedings such as may arise from it (collectively, the “Investigation Indemnified Matters”). For clarification, Investigation Indemnified Matters include civil litigation of related subject matter. The Corporation acknowledges that the requirement set forth in this paragraph not to settle any Matter without the Corporation’s prior consent does not apply to any Investigation Indemnified Matters. The Corporation’s determination to advance such reasonable legal fees and expenses is subject to section 124 of the CBCA and the By-Laws and you shall repay such fees and expenses if it is determined that you do not fulfill the conditions set forth in subsection 124(3) of the CBCA or the By-Laws. The Corporation will also

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timely provide to your counsel reasonable access to or copies of any and all documents you generated and/or received during the time period covered by the Investigation, and/or as are relevant to any Investigation Indemnified Matter, as your counsel reasonably requests.
7.	With the exception of the Application filed in the Ontario Superior Court of Justice in the matter of Indiana Electrical Workers Pension Trust Fund IBEW and Laborers Local 100 and 397 Pension Fund v. Nortel Networks Corporation, the Corporation represents that it has no knowledge as of February 21, 2006 of any claims or legal action in favor of the Corporation against you in any forum, whether for legal, equitable or administrative relief, and further represents that it has no present intention to bring any such claims. The Corporation further agrees that in the event the Corporation brings any such legal action, other than to enforce the terms of this Agreement, the release of claims given by the Employee in section 13 shall be null and void.
8.	You shall reconcile and settle your employee expense account, and any advances made to you by the Corporation, as soon as possible, but not later than thirty (30) days after your execution of this Agreement.
9.	You shall continue to maintain the confidentiality of all of the Corporation’s trade secrets and confidential or proprietary commercial, technical or other information; and specifically you agree that you shall not at any time during or following your employment with the Corporation, disclose, other than to the Corporation’s authorized personnel, or otherwise use for non-Corporation purposes, any confidential or proprietary information (whether or not a trade secret) relating to an activity of the Corporation.
The parties agree that this Agreement, and all the terms and conditions expressed herein, is subject to either party’s right or obligation to disclose this Agreement in accordance with applicable securities laws or as may be required to enforce this Agreement.
Upon the occurrence of any contingency which may affect your rights in or to any subsequent payment or benefit, or affects the Corporation’s rights under this Agreement, including without limitation, your obtaining new employment, you shall, within ten (10) days of such occurrence, provide written notice to the Corporation of that event. Such notice shall be sent in writing to the Senior Vice-President, Human Resources.

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10.	You shall make available to the Corporation, upon reasonable notice, advice, assistance and information that shall include, but not be limited to, offering and explaining evidence, providing sworn statements, participation in discovery, and trial preparation testimony as may be deemed necessary by the Corporation concerning the Corporation’s position in any legal proceedings involving issues brought against or initiated by the Corporation of which you have knowledge. In the event it is necessary for you to provide the aforementioned services, then the Corporation shall reimburse you for authorized, reasonable and documented travel expenses, including, but not limited to, transportation, lodging and meals; except that the Corporation acknowledges that attorneys’ fees and associated expenses are reimbursable if the assistance you provide is related to the subject matter of the Investigation or any Investigation Indemnified Matter.
11.	You have returned to Nortel Networks any and all property of Nortel Networks that was in your possession and/or subject to your control, whether such material shall be written instruments or tapes in electronic and/or recorded format.
Nortel Networks Corporate Procedure 206.01 states that “all documents, messages or data composed, sent, or received through the network of Nortel Networks in any form are and remain at all times the property of Nortel Networks”. In addition, all work product that you have produced during your employment with Nortel Networks is the property of Nortel Networks. Therefore, all information, (however recorded or stored) (“Information”) in your possession and/or that you have created in the course of your employment with Nortel Networks (whether or not currently in your possession or control) is the property of Nortel Networks. Information does not include copies in your possession of your records of employment and/or financial dealings between you and the Corporation.
You are aware that Nortel Networks has received a formal order of investigation from the United States Securities and Exchange Commission (“SEC”) that requires the preservation and collection and disclosure of certain Information to the SEC. Nortel Networks is also a party to various civil lawsuits and other investigations and may need access to certain Information for those matters as well. Therefore, you took affirmative steps to preserve all information in your possession, custody and control (including information controlled by your assistant, if any), have left all such information in the possession and custody of the Corporation, and do not have any Information in your possession or custody.
The Information will be used by Nortel Networks for general business purposes and may also be provided to regulatory authorities in response to their requests or

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disclosed in any relevant private litigation to which Nortel Networks is a party. Also, the Information may be used by and provided to entities within the Nortel Networks group of companies and/or Nortel Networks external advisors. In some instances, the recipients of this Information will be located outside your geographic area. To the extent that the information contains any personal information, you consent to the collection, transfer and disclosure of that information by Nortel Networks to Nortel Networks entities, third parties and regulatory authorities within and outside of your geographic area for the purposes set out above.

The commitments of this section 11 shall not apply to documents previously furnished to your counsel in connection with the Investigation, and you agree that you and your counsel shall use such Information solely for the purpose of representing you in connection with Investigation Indemnified Matters and not for any other purpose, without the express written consent of the Corporation.

12.	You hereby agree that you shall not during the Salary Continuation Period whether on your own behalf or jointly with others, and whether as an employee, director, principal, agent, consultant or in any other capacity in competition with the Corporation, be directly or indirectly (i) employed or engaged in, or (ii) perform services in respect of, or (iii) be otherwise concerned with:
(i)	the research into, development, manufacture, supply or marketing of any product which is of the same or substantially similar type to any product researched, or developed, or manufactured, or supplied, or marketed by the Corporation during the twelve months immediately preceding December 23, 2005; or

(ii)	the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or substantially similar type to any services provided by the Corporation during the twelve months immediately preceding December 23, 2005;
without the prior written consent of the Corporation, which consent shall not be unreasonably withheld;

provided that, the provisions of this paragraph shall apply only in respect of products or services with which you were either personally concerned or for which you were

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responsible while employed by the Corporation during the twelve months immediately preceding December 23, 2005; and

provided further that, the provisions of this paragraph shall not restrict you from accepting employment with a company or other entity that provides products or services that are in competition with products or services offered by the Corporation, so long as you are not in the course of such employment during the Salary Continuation Period involved in activities related to such competitive products or services with which you were either personally concerned or for which you were responsible while employed by the Corporation during the twelve months immediately preceding December 23, 2005.

You hereby agree that you shall not for the Salary Continuation Period whether on your own behalf or in conjunction with or, on behalf of any other entity, whether as an employee, director, principal, agent, consultant or in any other capacity directly or indirectly, for the purpose of providing or attempting to provide products or services that compete with products or services offered by the Corporation as of December 23, 2005, (i) solicit or, (ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with, customers or prospective customers:
(i)	with whom you had personal contact or dealings on behalf of the Corporation during the twelve months immediately preceding December 23, 2005; or

(ii)	for whom you were, in a client-management capacity on behalf of the Corporation, directly responsible during the twelve months immediately preceding December 23, 2005, without the prior written consent of the Corporation, which consent shall not be unreasonably withheld.

You hereby agree that, you will not for the Salary Continuation Period either on your own account or in conjunction with or on behalf of any other person, company, business entity, or other organization and whether as an employee, principal, agent, consultant or in any other capacity directly or indirectly (i) induce, or (ii) solicit, or (iii) entice or (iv) procure, any person who is an employee of the Corporation to leave the Corporation’s or any associated company’s employment (as applicable) where that person is an employee of the Corporation on December 23, 2005;

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provided that, this provision shall neither (i) prohibit you from hiring, or causing an organization for which you perform services to hire, any person who initially approaches you and/or such organization to inquire about employment without having been solicited by you to do so, nor (ii) be construed to apply to the placement of general advertisements for employment on websites, in print publications or in other appropriate media.

13.	In consideration of the monies and other benefits to be provided to you as set forth herein, you hereby fully and completely release the Corporation, its subsidiaries and affiliates, and their respective directors, officers and employees, to the extent permitted by law, from any and all real or pretended claims, causes of actions, rights, damages or injuries of any nature whatsoever you may have had or now have, whether known or unknown, (except for promises and commitments contained or preserved herein), arising from or connected with your employment with the Corporation or the termination thereof, including any and all such claims, causes of action, rights, damages or injuries arising under any statute, including, without limitation, the Labour Standards Act (An Act Respecting Labour Standards (Quebec)) or at common law. Furthermore, you understand that this release shall be binding upon you and your heirs, administrators, representatives, executors, successors, and assigns and its enforceability shall not be challenged.

You acknowledge that you have read this letter and that you understand all of its terms and have executed it voluntarily with full knowledge of its significance. Further, you acknowledge that you have had an adequate opportunity to review and consider the arrangements, including at your discretion, the right to discuss this Agreement with legal counsel of your choice. Finally, you acknowledge that you understand you are hereby granting to the Corporation a full and final release as set forth above.

14.	This Agreement constitutes the entire understanding of the parties with respect to your employment, including the cessation of your employment, and there are no promises, understandings or representations other than those expressly set forth or preserved herein. This Agreement may be modified only with a written instrument duly executed by you and the Corporation.

15.	This Agreement shall be governed by the laws of Ontario, Canada without regard to any provisions concerning conflict of laws. This Agreement may be delivered by facsimile and executed in counterparts, all of which, taken together, shall constitute one and the same original instrument.

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16.	The parties agree that should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

17.	Nothing in this Agreement shall be construed to prevent the Corporation from providing you or your prospective employer, as applicable, with an appropriate positive reference or letter of recommendation relating to your employment with the Corporation.

18.	Nothing in this Agreement shall affect the rights and obligations of any of the parties to the Escrow Agreement, dated March 1, 2005, by and among the signatory Officers, Nortel Networks Corporation, and Computershare Trust Company of Canada.
Please acknowledge that the foregoing correctly and completely sets forth your understanding of the arrangements, and your acceptance hereof, by signing, dating and returning to me, the attached second copy of this Agreement.
Yours truly,
/s/ William J. Donovan
William J. Donovan
Senior Vice-President, Human Resources

/s/ B. McFadden
Brian McFadden

February 22, 2006
Date
Attach. Second copy of this Agreement